EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York  10577

July 22, 2014

Morgan Stanley Global Investment Solutions —

Contrarian Candidates Portfolio, Series 1

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Morgan Stanley Global Investment Solutions —
Contrarian Candidates Portfolio, Series 1

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-195602 for the  above captioned trust.  We hereby consent to the use in the Registration  Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By	/s/ SCOTT RICHARDSON
Executive Director